EXHIBIT 5.1

July 6, 2017

Premier Biomedical, Inc.

P.O. Box 25

Jackson Center, PA 16133

Re:	Premier Biomedical, Inc. Registration Statement on Form S-1 for an offering by certain of the Company’s shareholders of up to 147,000,000 shares of common stock

Ladies and Gentlemen:

We have acted as counsel to Premier Biomedical, Inc., a Nevada corporation (the “Company”), in connection with the proposed offering by certain of the Company’s shareholders of 147,000,000 shares of the Company’s common stock, which includes (i) shares of the Company’s common stock issued to the selling shareholders (the “Stock Shares”) and (ii) shares of the Company’s common stock issuable to the selling shareholders upon the exercise of warrants (the “Warrant Shares” and together with the Stock Shares, the “Securities”) pursuant to the Company's Registration Statement on Form S-1, as amended (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”).

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-1 and Item 601(b)(5)(i) of Regulation S-K.

We have reviewed the Company's charter documents and the corporate proceedings taken by the Company in connection with the offer, issuance and sale of the Securities. Based on such review, we are of the opinion that (i) the Stock Shares are duly authorized, validly issued, fully paid and nonassessable and (ii) the Warrant Shares have been duly authorized and, when issued and delivered upon exercise in accordance with the terms of the warrants, will be duly authorized, validly issued, fully paid and nonassessable.

Premier Biomedical, Inc.

July 6, 2017

We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus which is part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder, or Item 509 of Regulation S-K.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Securities.

Very truly yours,

CLYDE SNOW & SESSIONS

By:	/s/ Brian A. Lebrecht
Brian A. Lebrecht